Exhibit 99.2

Operator’s Opening Script:

Welcome to the Fourth Quarter 2018 Healthcare Trust, Inc. webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on March 14, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during today's call, we will discuss non-GAAP financial measures of Global Net Lease, Inc., or GNL, and Healthcare Trust, Inc., or HTI. Both REITs are advised by affiliates with our advisor and also make filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure that is available on the company’s website, as part of the most recent earnings release for GNL and part of the 4th quarter 2018 investor presentation for HTI.

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global and Healthcare Trust, Inc. I would like to review a few updates about the AR Global platform before going through the 4th quarter webinar materials for Healthcare Trust, Inc.

AR Global now manages two non-traded REITs and two publicly traded REITs, as we recently completed the planned liquidation process for Healthcare Trust III. Regarding Healthcare III, the second and final distribution of $2.29 per share was issued to shareholders on March 7, 2019. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings to actively managing the capital structure through select financing transactions, and deploying available capital to grow these portfolios.

American Finance Trust, one of our publicly traded REITs, listed its shares on the Nasdaq in July 2018. 100% of AFIN’s outstanding shares are now freely tradeable, as the final 25% of the outstanding shares became tradeable in January 2019. AFIN’s $3.5 billion portfolio consists of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the fourth quarter, the company has expanded to 626 properties with an overall portfolio occupancy of nearly 95% and average contractual rent growth of 1.3% per year. The weighted-average remaining lease term for the portfolio at the end of the year was 8.6 years.

Global Net lease, or GNL, is our other publicly traded REIT, and the REIT saw fourth quarter revenue increase of 7% year-over-year to $71 million and fourth quarter AFFO increased year-over-year to $37 million. GNL finished the year very strong as the company closed on $212 million of properties in the fourth quarter, bringing full-year acquisition activity to $478 million at an average cap rate of 7.7% with 11.6 years weighted-average lease term. GNL continues to see buying opportunities in the market as it maintains a robust pipeline of high quality net-lease assets leased long-term to creditworthy tenants. GNL continues to have success in the capital markets, and it recently issued $153 million of additional common equity in January 2019. Net proceeds will be used to finance GNL’s acquisition pipeline and for general corporate purposes.

Healthcare Trust, Inc. increased its NOI in 2018 to $141 million, a 13% increase from 2017. The majority of HTI’s NOI is generated by two key segments, Medical Office Buildings and Senior Housing Operating Properties. These segments account for over 90% of the REIT’s NOI. HTI plans to continue to identify and acquire new high quality medical properties, while also focusing on internal improvement within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT has realized significant gains in occupancy through its comprehensive lease-up plan. Year-end 2018 occupancy was 93.7%, an increase of over 5 percentage points from 88.3% at year-end 2017. This positive leasing momentum leads directly to improved earnings for the REIT through increased rents and NOI. We will continue to monitor opportunities for a potential liquidity event as the portfolio continues in its upward trajectory.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

HTI Webinar Script

Slide 2: Executive Summary – (Mike Weil)

Healthcare Trust Inc. owns $2.6 billion of healthcare real estate focused on two strong and healthy sectors – Medical Office (“MOB”) and Seniors Housing Operating Properties (“SHOP”). These two segments represent over 90% of HTI’s net operating income. Medical Office continues to be a consistent performer within the HTI portfolio, with predictable and stable rent along with contractual rent increases.

The Company’s SHOP portfolio continues to benefit from the addition of John Rimbach and his senior housing management team as they actively manage the portfolio. John brings strong expertise in senior housing management that he has built over a successful 30-year career, while also bringing an experienced operating team with him to HTI. The team plans to transition some properties to new operators in order to streamline the property management platform and to drive incremental earnings. Additionally, John will take the lead on the acquisition of new SHOP properties while also identifying select disposition opportunities within this segment of HTI’s portfolio.

Management is committed to proactive asset and property management and continues to drive improvement in the portfolio through incremental leasing, which includes new leases and the extension and expansion of existing leases, replacement of underperforming operators, and select property acquisitions and dispositions. HTI successfully closed on $52 million of new acquisitions during the fourth quarter, consisting of one medical office building and two triple-net hospitals with long-term leases, further improving HTI’s overall portfolio.

Slide 3: Portfolio Snapshot - (Mike Weil)

As of December 31, 2018, HTI owned a $2.6 billion, 191 property U.S. healthcare portfolio with approximately 9.1 million square feet. The portfolio consists of 111 medical office buildings, 58 senior housing operating properties, 4 net leased senior housing properties, 9 post-acute and skilled nursing facilities, 6 hospitals, 2 land parcels and 1 development property.

The medical office buildings are 88.4% occupied with a weighted average remaining lease term of 4.8 years. The senior housing operating properties are 85.7% occupied and the senior housing triple-net leased properties are 100% occupied with a weighted average remaining lease term of 12.0 years. The post-acute/skilled nursing properties were 100% leased at quarter-end with a weighted average remaining lease term of 9.7 years and the hospitals were 90.7% leased with a weighted average remaining lease term of 7.4 years.

We are very pleased with HTI’s portfolio mix, with a significant focus on two strong and healthy sectors: Medical Office Buildings and SHOP. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition strategy.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 4: Portfolio Overview – (Katie Kurtz)

Thank you, Mike. As you can see on the left side of slide 4, NOI increased 13% from approximately $125 million in 2017 to $141 million in 2018. Additionally, you can see the split of this $141 million of NOI is 49% from Medical Office Buildings, 44% from Senior Housing Operating Properties or SHOP properties, and 7% from triple-net leased senior housing, post-acute, skilled nursing and hospital facilities. The Medical Office Building portfolio continues to perform well, and we acquired 12 Medical Office Building properties and one land parcel in 2018 for an aggregate contract purchase price of approximately $72 million. During 2018, we transitioned six triple net lease properties to an operating SHOP structure which improved performance at these properties compared to 2017. That brings HTI’s total transitioned properties to 18, and the NOI from these properties increased $4.5 million in 2018 compared to 2017. Triple-net lease properties round out the HTI portfolio, and during 2018 management added a pair of quality hospitals to the portfolio, while successfully closing on the sale of an 8-property skilled nursing facility portfolio for approximately $28 million.

Slide 5: Credit Facility Recast – (Katie Kurtz)

I would like to highlight the successful completion of the refinancing of HTI’s credit facility. On March 13, 2019, HTI successfully closed on a recast of the corporate credit facility which upsized the total commitments under the credit facility from $565 million to $630 million, representing a $65 million increase. Additionally, the new facility provides a new 5-year term through 2024, if the Company elects its one-year extension option on the revolving portion of the credit facility. Closing on this upsized credit facility with several favorable terms highlights the Company’s ability to effectively manage HTI’s balance sheet and capital structure.

Slide 6: Capital Structure Overview – (Katie Kurtz)

Turning the page, Slide 6 provides a snapshot of HTI’s capital structure at year-end 2018. As you can see here, our total debt outstanding was $1.1 billion with a net debt position of $996 million. With real estate assets of approximately $2.6 billion, our net debt to real estate assets ratio was 38.6%.

As of December 31, 2018, HTI’s Prior Credit Facility had an outstanding balance of $243 million. The weighted-average interest rate for the Credit Facilities at the end of the fourth quarter 2018 was approximately 4.8%. As of December 31, 2018, the Company had $471 million in secured mortgage debt, including a $119 million Multi-Property CMBS loan that closed in April 2018. This Multi-Property CMBS loan has a low 4.6% fixed-interest rate over a 10-year term. We continue to improve the Company’s capital structure by extending HTI’s debt maturity profile, and locking in long-term attractive financing rates.

I would now like to turn the call back to Mike for some discussion about HTI’s Corporate Initiatives.

Slide 7: Corporate Initiatives – (Mike Weil)

Thanks Katie. The Company has identified, and continues to pursue, the following key initiatives:

1.	HTI will continue to focus on the most attractive sectors in healthcare, particularly medical office buildings and senior housing operating properties, and is actively pursuing acquisitions in these spaces.

2.	Actively manage HTI’s assets for optimal profitability, including incremental leasing of vacant space, transitioning select triple-net senior housing properties to a senior housing operating structure, extending current leases, and replacing underperforming managers and tenants for improved earnings and value.

3.	We are committed to maintaining HTI’s strong balance sheet and the company has a conservative leverage profile to support its real estate portfolio. As Katie mentioned, net leverage remains under 40%, and HTI closed on a $630 million refinanced credit facility that provides additional liquidity and flexibility.

Slide 8: Healthcare Market Overview - (Mike Weil)

As it relates to continued investment in the sector, in our view, the healthcare real estate market remains healthy. Medical office fundamentals have remained strong, and this asset class continues to be a central piece of the HTI portfolio.

Investor demand for senior housing properties also remains strong and cap rates have remained relatively stable, and in a similar range to the medical office buildings. Accelerating ageing demographics should provide a positive tailwind for this segment.

We do remain cautious on skilled-nursing facilities and we are more oriented towards selective dispositions for this asset type.

Our acquisition strategy continues to focus on the quality healthcare sectors of MOBs and senior housing operating properties, along with the acquisition of select triple-net properties.

Slide 9: Organizational Leadership – (Mike Weil)

Our management team has significant experience both in the industry and with AR Global sponsored programs, including previous healthcare offerings on the AR Global platform. We are confident we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

With that, I'll turn the call over to Katie to walk us through the Share Repurchase Program in more detail and then I will follow up with some closing remarks. Katie?

Slide 10: Supplemental Information – (Katie Kurtz)

Please turn to slide 10 entitled ‘Supplemental Information’

The most recent redemption cycle commenced on March 31, 2018 and went up to and through December 31, 2018.  On January 28, 2019, the Board approved an amendment to the Company’s existing Share Repurchase Plan or SRP changing the date on which any repurchases are to be made in respect of requests made during the period beginning March 13, 2018 until December 31, 2018 to no later than March 31, 2019, rather than by January 31, 2019. All other terms of the SRP remain in effect, including that repurchases pursuant to the SRP are at the sole discretion of the Board. Please see the 10-K for additional disclosure around this amendment.

As a reminder, HTI’s SRP allows the company to process only those share repurchase requests submitted in connection with a shareholder’s death or qualifying disability. SRP requests are processed following the end of each six-month period ending on June 30th and December 31st of each year. Repurchases are processed and paid in the timeframes identified by the board subsequent to these periods in an amount equal to the estimated per share net asset value or NAV in place at the end of the relevant repurchase period. You can contact our investor relations department with your questions about the SRP.

Closing Statements - (Mike Weil)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063. Thank you.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.